Exhibit 10.17

DATED

11 October 2018

JACKSON NATIONAL LIFE INSURANCE COMPANY (1)

and

Michael I Falcon (2)

and

PRUDENTIAL PLC (3)

EXECUTIVE CONTRACT OF EMPLOYMENT

PARTIES

(1)	JACKSON NATIONAL LIFE COMPANY, a Michigan Corporation whose address is 1 Corporate Way, Lansing, Michigan, 48951 (the “Company”) and

(2)	Michael I Falcon *** (the “Executive”)

(3)	PRUDENTIAL PLC of Laurence Pountney Hill, London , EC4R 0HH (“Prudential”)

1.	DEFINITIONS

In this Agreement unless the context otherwise requires:-

“Board” means the Board of Directors of Prudential;

“Commencement Date” means 7 January 2019 or other such date as agreed between the parties;

“Prudential Group” means Prudential and each of its subsidiaries where “subsidiaries” is defined by section 1159 of the Companies Act 2006.

2.	APPOINTMENT

(1)

The Company shall employ the Executive and the Executive shall serve the Company as Chairman and Chief Executive Officer of North American Business Unit and in other such capacity as may be agreed (“the Appointment”). The Executive shall report to the Group Chief Executive.

(2)

The Appointment is deemed to be effective from the Commencement Date and shall, without prejudice to the provisions of clause 9(2), continue unless and until terminated by the Company giving to the Executive not less than 12 months’ prior written notice to expire at any time or the Executive giving to the Company not less than 12 months’ prior written notice to expire at any time.

(3)

The Company does not operate a fixed retirement age but, subject to the rules of any Company Pension Scheme of which the Executive is a member, the Executive may give the Company notice to voluntarily retire at any time from the age of 55.

3.	DUTIES OF THE EXECUTIVE

(1)

During the Appointment the Executive shall use his best endeavors to promote the interests of the Company and each company in the Prudential Group and shall carry out his duties with all due expertise, diligence and technical skill, giving at all times the full benefit of his knowledge and experience.

(2)

The Executive shall perform such duties and exercise such powers in relation to the conduct and management of the affairs of the Prudential Group as may from time to time reasonably be assigned or communicated to or vested in him by the Board consistent with the nature of the Appointment.

(3)

Where notice of termination has been served by either the Company or the Executive whether in accordance with clause 2(2) or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require his:

(i)	not to attend any premises of the Company or any other company in the Prudential Group; and/or

(ii)	to resign with immediate effect from any offices he holds with the Company or any other company in the Prudential Group (and any related trusteeships); and/ or

(iii)	to refrain from business contact with any customers, clients or employees of the Company or any other company in the Prudential Group.

For the avoidance of doubt, the Company may appoint another individual to carry out the duties of the Executive during all or part of the notice period. During the notice period, the Executive shall be entitled to the remuneration and benefits due under this Agreement.

The provision of clause 4(2) shall remain in full force and effect during any period of suspension under this clause 3(3). For the avoidance of doubt the Executive will continue to be bound by duties of good faith and fidelity to the Company in any period during which he is not required to attend work.

(4)

The Board may also suspend all or any of the Executive’s duties and powers during any period in which the Company and/or the Board is carrying out an investigation into any alleged act or default of the Executive. Such a suspension shall be on such terms as the Board considers expedient (including a term that the Executive shall not attend at the Company’s premises during such suspension) providing that:

(i)	the Board on or before such suspension notifies the Executive in writing of such grounds;

(ii)	during such suspension the Executive shall be entitled to the remuneration and benefits due under this Agreement; and

(iii)	the Board will endeavor to ensure that no internal or external communications prejudice the outcome of any investigation or the future employment prospects of the Executive.

(5)

The Executive shall at all times promptly give to the Company and the Board (in writing if so required) all such information and explanations concerning the affairs of any company within the Prudential Group as the Company or the Board shall reasonably require and of which the Executive is aware.

(6)

The Executive shall comply with all instructions and directions from time to time laid down by the Company and/or the Board for senior executives including those rules relating to holding and dealing in the shares of Prudential Group. The Executive shall also comply with the requirements laid down by all external regulatory bodies.

(7)

The Executive shall allow the Company supervised access on reasonable notice to all or any of the properties in which he resides from time to time in order for the Company to assess, and, if the Company considers it desirable, to carry out at its own expense those security measures which the Company may consider advisable for the protection of the Executive.

4.	PERFORMANCE OF DUTIES

(1)

During the continuance of the Appointment, the Executive shall (unless prevented by ill-health or accident or otherwise directed by the Board) devote such of his time, attention and abilities to the business and interests of the Company or any other company in the Prudential Group as the proper performance of his duties hereunder demands.

(2)

The Executive shall not (unless otherwise agreed by the Company and/or the Board) undertake any other business or profession, or be, or become directly or indirectly concerned, or interested in any other business or profession except as holder or beneficial owner, for the purpose only of a passive minority investment, of securities dealt in or on any recognised stock exchange (not exceeding 5 per cent of the total number or value of such securities from time to time in issue).

(3)

The principal place of employment for the Executive is to be the Company’s office in Nashville, Tennessee, provided, however, that Executive shall from time to time be required to travel outside the state and the country in the performance of his duties.

5.	REMUNERATION

(1)

During the Appointment the Company will pay the Executive an annual salary (“Base Salary”) as separately notified, to accrue from day to day and to be payable by equal monthly instalments in arrears to a bank nominated by the Executive. The rate of Base Salary shall be subject to periodic review but shall not be reduced without the prior written agreement of the Executive. The Company reserves the right to withhold or deduct from the Executive’s Base Salary any amount owed by the Executive to the Company or any company in the Prudential Group.

(2)

The Executive shall be eligible to be admitted to membership of the 401(k) Jackson Defined Contribution Retirement Plan. Provision of death in service benefits may be subject to the provision of medical evidence satisfactory to the provider. The Company reserves the right to amend the 401(k) Jackson Defined Contribution Retirement Plan.

(3)

The Executive must notify the Company as early as practicable in the event sickness or other incapacity renders him unable to perform his duties under this Agreement for three or more business days. Subject to production, if requested, of medical certificates satisfactory to the Company, full remuneration will continue to be payable notwithstanding the Executive’s incapacity for work due to sickness or accident (unless and until the Appointment shall be determined under any terms hereof) for the first six months of such incapacity. During this period of incapacity, the Company shall only give notice terminating the Appointment on grounds of redundancy, falling within section 139 of The Employment Rights Act 1996 or those circumstances as set out in clause 9(2). Thereafter the Company may at its discretion discontinue the payment of remuneration under this Agreement in which event the rules of the Prudential Staff Long Term Incapacity Scheme as from time to time in force, will apply to the Executive.

(4)

If the Executive needs to undergo a medical examination reasonably requested by the Company, the cost of this will be met by the Company and, subject to prior permission from the Executive (not to be unreasonably withheld), the Company’s medical adviser will be entitled to receive a copy of any report produced, to discuss it with the doctor who produced it and to discuss its conclusions with the Company. The Executive will not unreasonably withhold his consent for such an examination.

(5)

If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of any third party, only when and to the extent that compensation is recovered for loss of earnings from that third party by legal action or otherwise in so far as it is not repayable to the Department of Social Security, the Executive shall (insofar as lawful) repay to the Company the amount of any sick pay he has received.

(6)

The Executive, and his family will be eligible for US private medical and dental insurance on the same basis as other US employees. These insurance arrangements may be revised or withdrawn from time to time.

(7)

The Executive may be eligible to participate in the remuneration plans available from time to time to senior executives of the Prudential Group (subject to the rules governing the applicability and availability of those benefits generally) which currently include:

(a)	the Annual Incentive Plan (“AlP”);

(b)	the Jackson Senior Management Bonus Pool; and

(c)	long term incentive plans operated by the Group;

details of which have been supplied to the Executive. The remuneration plans are kept under review and may be altered or withdrawn from time to time.

Any benefits under these plans are non-pensionable.

(8)

Participation in these remuneration plans is a matter entirely separate from the Executive’s terms and conditions of employment; the Company has no contractual obligation to invite the Executive’s participation in any plan cycle; and in particular if the Executive’s employment shall terminate for whatever reason (whether lawfully or in breach of contract) he shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under any scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise. The Executive will, at all times, be treated in a way consistent with the prevailing Directors’ remuneration policy.

(9)

Should the Company withdraw its offer of employment between the date of this contract and the commencement of employment, the Executive shall be entitled to receive a payment equivalent to one year’s salary, twelve months maximum AlP opportunity and an amount equivalent to 10% of the target Jackson Bonus Pool for 2019, to be paid in cash within one month of the date of the offer being withdrawn.

6.	EXPENSES

The Company, on production of the relevant receipts and/or invoices, shall reimburse the Executive for all traveling, hotel, entertainment and other out-of-pocket expenses properly incurred by him from time to time in the execution of his duties hereunder in accordance with the relevant rules of the Company for the time being in force.

7.	HOLIDAY

The Executive shall be entitled to paid time off for breaks away from work in each calendar year (in addition to local holidays observed by the Company) as the proper performance of his duties hereunder permits and in accordance with the guidelines laid down by the Company from time to time. Under normal circumstances this is not expected to exceed six weeks in any year.

8.	POST TERMINATION RESTRICTIONS

(1)

The Executive undertakes that during the Appointment and (subject to clause 8(2)) for a period of 12 months following the termination of the Appointment (the “Exclusion Period”) he shall not whether on his own account or otherwise and whether directly or indirectly:

(a)

solicit, interfere with, endeavor to entice away or induce to leave their employment any director or senior manager who is then or was at the date of termination of the Appointment an employee of or engaged by the Company or any other company within the Prudential Group and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the termination of the

Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(b)

solicit, interfere with or endeavour to or actually entice away from the Company or any company within the Prudential Group business orders, or custom for products or services similar to those being provided by the Company or any company within the Prudential Group from any person, firm or corporation who was at the date of termination of the Appointment, or had been at any time within the year ending on that date, a customer or in the habit of doing business with the Company or any company in the Prudential Group and with whom the Executive was directly concerned in the twelve months before the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(c)

carry on, set up, be employed, engaged or interested in a business anywhere in the UK, Europe, US or Asia which is or is about to be in competition with the business of the Company or any company within the Prudential Group as at the date of termination with which the Executive was actively involved during the 12 month period immediately prior to termination of the Appointment. It is agreed that in the event that any such company ceases to be in competition with the Company and/or any company within the Prudential Group, this clause 8(1)(c) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 8(1)(c) shall not, at any time following the termination of the Appointment, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group.

(2)

The period during which the restrictions referred to in clause 8 shall apply following the termination of the Appointment shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provision of clause 3(3).

(3)	The Executive acknowledges and agrees that:

(a)	each of sub-clauses 8(1)(a) (b) and (c) hereof constitute an entirely separate and independent restriction on him;

(b)	the duration extent and application of each of the restrictions are no greater than is necessary for the reasonable protection of the proper interests of the Prudential Group; and

(c)

if any such restriction is found by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Prudential Group but would be valid if part of the wording was deleted and/or the period thereof was reduced and/or the territory concerned was reduced the restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective.

9.	TERMINATION OF EMPLOYMENT

(1)

The Appointment may be terminated by either party by notice given in accordance with Clause 2. The Company may in its absolute discretion decide to terminate the employment by making a payment of Base Salary in lieu of any unexpired period of notice and, if any payment by the Company is appropriate, to make the payment either in one lump sum on termination or for payment to be made in equal monthly installments on the usual salary payment dates over the notice period. During the period of payment of these monthly installments the Executive will be expected to mitigate the position by taking reasonable steps to secure alternative employment commensurate with his skills and experience . Should the Executive secure alternative employment which commences while the monthly installments are being paid the Executive will be required to notify the Company. Should the Executive’s new gross monthly pay be the same or more than the monthly installments the Company will cease to be liable to the Executive in respect of the remainder of the installments. Should the Executive’s new gross monthly pay be less than the monthly installments the monthly installments will continue but may be reduced to take account of the Executive’s new gross monthly pay.

(2)

Notwithstanding the other provisions of this Agreement and without prejudice to the rights and remedies of the Company for any breach of this Agreement, and to the Executive’s continuing obligations under Clauses 8 and 11, the Company shall at any time be entitled by notice in writing to the Executive to terminate the Appointment immediately in any ofthe following circumstances, namely:

(a)

if he is, or becomes, bankrupt or has a receiving order made against his or compounds with his creditors or otherwise takes advantage of any statute for the time being in force offering relief for insolvent debtors; or

(b)

if he is guilty of serious misconduct or behavior such as to bring any company in the Prudential Group into disrepute (including but without limitation the commission of a criminal offence (excluding Road Traffic offences for which a non custodial sentence is imposed) or commits any serious and material breach of any of his obligations to the Company or any other company in the Prudential Group (whether under this Agreement or otherwise); or

(c)

if he refuses or neglects to comply with any lawful orders or directions reasonably given to him by the Company or the Board and that failure to comply has material adverse consequences for the Prudential Group; or

(d)

if he fails, refuses or neglects to perform substantially the duties of the position which he holds under this Agreement or engages in willful or reckless conduct injurious to or damaging to the reputation of the Company or any other company within the Prudential Group; or

(e)	if he is prevented from carrying out his duties by reason of a personal disqualification by an industry regulator, caused by reasons attributable to the Executive; or

(f)	if he commits any serious or repeated breach (after warning) of any of his obligations under this Agreement or the Appointment.

(3)

The Executive shall have no claim against the Company for damages or otherwise by reason of lawful termination pursuant to clause 9(2). Any delay or forbearance by the Company in exercising any such right of termination shall not constitute a waiver of its rights in respect of any subsequent occurrence giving rise to such a right.

(4)

Without prejudice to the Transfer of Undertakings (Protection of Employment) Regulations 2006, if at any time during this Agreement the Executive’s employment is terminated by reason of reconstruction or amalgamation of the Company and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation upon terms and conditions no less favourable than the terms of this Agreement and of similar status then the Executive shall have no claim against the Company in respect of the termination of the Appointment.

(5)	The Executive shall promptly deliver to the Company upon the date of termination:

(a)	any property provided by the Company or any other company within the Prudential Group; and

(b)

all lists of clients or customers, correspondence, books, and all other documents, papers and records which may have been prepared by his or have come into his possession in the course of his employment and the Executive shall not be entitled to and shall not retain any copies thereof: title and copyright therein shall at all times remain in the Company. The Company will on request make available copies of board minutes and supporting documents which the Executive reasonably requires in connection with any legal or regulatory proceedings in which he is or may become involved.

10.	EXECUTIVE’S POSITION AS DIRECTOR

(1)

The duties of the Executive as a director of any company within the Prudential Group shall be subject to the Articles of Association/ bylaws of the relevant company for the time being and (subject to sub-clause (2) below) shall be separate from and additional to his duties pursuant to the Appointment. The Executive’s salary under this Agreement is inclusive of any remuneration to which the Executive may be entitled as a director of Prudential or any other company within the Prudential Group.

(2)	The Executive shall be covered by the same level of Directors’ and Officers’ protection and indemnities as all other UK-based Executive Directors.

(3)

If the Executive is removed from office as a director of Prudential during the Appointment by any resolution of a general meeting or of the Board or by not being re-elected after retiring by rotation pursuant to the Articles of Association of Prudential the Executive acknowledges and agrees that such removal or cessation shall not amount to a breach of the Appointment and shall not entitle the executive to bring a claim of constructive dismissal, but such removal or cessation shall automatically constitute the Company giving notice to terminate the Appointment within the provisions of clause 2(2).

(4)

Upon termination ofthe Appointment for whatever reason the Executive shall forthwith in writing resign his position as a director of Prudential and of any other company within the Prudential Group, without compensation for loss of office but without prejudice to any other claims the Executive may have for damages for breach of this Agreement.

(5)

If the Executive fails to comply with his obligations in sub-clause 10(4) hereof, he hereby irrevocably authorises Prudential to appoint some person in his name and on his behalf to sign any documents and/or do all things necessary to give effect to the resignations referred to in subclause 10(4) above.

11.	CONFIDENTIAL INFORMATION

(1)

The Executive shall not, either during the continuance of the Appointment or thereafter, use to the detriment or prejudice of the Company or any other company within the Prudential Group or, except in the proper course of his duties, divulge to any person any Confidential Information concerning the business or affairs of the Company or any other company within the Prudential Group which may have come to his knowledge during his employment. For the purposes of this Agreement “Confidential Information” shall include, without limitation, details of suppliers and their terms of business, details of customers, prices charged to and terms of business with customers, marketing plans and sales forecasts, any proposals relating to the acquisition or disposal of a company or business or any part thereof, details of employees and officers and of the remuneration and other benefits paid to them and any other information which may reasonably be classified as confidential, but so that these instructions shall cease to apply to any information which shall become available generally otherwise than through the fault of the Executive. The restrictions in this clause shall not apply:

(i)	to any disclosure or use authorised by the Board or required by law or by the Appointment; or

(ii)	so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Appointment is ended, or

(iii)	to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

(2)

The Executive shall maintain all necessary and proper security precautions when in the possession of Confidential Information and shall remove Confidential Information (in non-electronic form) from Prudential’s premises only to the extent it is strictly necessary for the proper performance of his duties hereunder. The Executive will comply with the Company’s standards relating to confidentiality of information in electronic form .

12.	GRATUITIES AND CODES OF CONDUCT

(1)

Without the Company’s permission the Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any company in the Prudential Group. Express permission is not required for reasonable business entertainment such as lunches, sporting, cultural or social events undertaken in the normal course of the Executive’s duties and in accordance with any directions given by the Company.

(2)	The Executive shall comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of The Stock Exchange and any other relevant regulatory body.

13.	DATA PROTECTION AND COMMUNICATIONS

13.1

During his employment, the Executive will have access to and process, or authorise the processing of, personal data (as defined in the EU General Data Protection Regulation 5419/16 and/or any implementing legislation (together, the “Data Protection Laws”)) held and controlled by the Company or any Associated Company and relating to the Company’s or any Associated Company’s employees, customers and other individuals. The Executive agrees to comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.

13.2

The Company and any Associated Company and its or their employees and agents may from time to time hold, process and disclose the Executive’s personal data in accordance with the terms of the Company’s privacy notice, data protection policy and/or employee handbook in force from time to time. The current versions of the applicable policies are available on the Company’s intranet page.

13.3

All communications made or received by the Executive using any Company property, servers or facilities (and any electronic mails sent to and from any electronic mail address assigned to the Executive by the Company) shall remain the property of the Company and shall be made or treated in accordance with the Group Digital policies which form part of the Company’s Group Governance Manual in force from time to time. The Company will in certain circumstances intercept, monitor and deal with communications made and received by the Executive using the Company’s property, or which pass through servers or networks owned, administered or otherwise lawfully controlled by the Company (including personal correspondence) in accordance with these Group Digital policies in force from time to time.

14.	ASSIGNMENT

The Company may assign its interest in this Agreement to any other company within the Prudential Group with the agreement of the Executive such agreement not to be unreasonably withheld.

15.	STATUTORY REQUIREMENTS

The Executive shall also be subject to the terms set out in Schedule I attached to this Agreement in connection with the Employment Rights Act 1996.

16.	NOTICES

Any notice or other document to be given hereunder shall either be delivered personally or be sent by first class recorded delivery or fax. The address for service on the Company shall be its registered office for the time being and the address for service on the Executive shall be his last known place of residence. A notice shall be deemed to have been served as follows:-

(a)	if personally delivered, at the time of delivery;

(b)	if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities;

(c)	if sent by fax, at the time of dispatch.

In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid, first class, recorded delivery letter, or that the fax was properly addressed and dispatched as the case may be.

17.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed under the laws of England and Wales and each of the parties hereby irrevocably agrees that the Courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

18.	MISCELLANEOUS

(1)

This Agreement forms the entire understanding of the parties as to its subject matter and both parties acknowledge that neither of them has entered into this Agreement in reliance upon any representation warranty or undertaking which is not set out in this Agreement as forming part of the contract of employment of the Executive.

(2)	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof whenever made.

(3)	The headings shall be disregarded in construing this Agreement.

IN WITNESS the hands of the Executive and of the duly authorised representative of the Company on the date first above written.

SIGNED by

on behalf of PRUDENTIAL PLC

In the presence of:-

Date: 11/10/18

SIGNED by Michael I Falcon

In the presence of:-
Date: 11/10/18

SIGNED by

on behalf of JACKSON NATIONAL LIFE INSURANCE COMPANY

In the presence of:-

Date: 11/10/18

SCHEDULE I

In accordance with the Employment Rights Act 1996, the following terms of the Executive’s appointment apply on the date of the Agreement as provided therein:-

(a)	Remuneration - Clause 5(1)

(b)	Hours of Work - There are no fixed hours of work - Clause 4

(c)	Holidays - Clause 7

(d)	Sickness and Injury - the Executive is entitled to be paid during any period of absence from work due to sickness or injury, subject however to the provisions of sub-clause 5(3)

(e)	Pension Arrangements - Clause 5(2)

(f)	Notice - Clause 2(2)

(g)	Job Title - Clause 2(1)

(h)	Grievance Procedure - If the Executive seeks to redress any grievance relating to his employment he should apply in writing to the Chief Executive of the Prudential Group.

(i)

Disciplinary Procedure - There are no disciplinary rules applicable to senior executives so that any disciplinary action relevant to the Executive will be considered and handled according to the particular circumstances and the Executive’s position. Should the Executive be dissatisfied with any disciplinary decision he should appeal in writing to the Chief Executive of the Prudential Group.

(j)	Date of Commencement of Employment - The date of commencement of this appointment is the Commencement Date - Clause 1.

(k)	Place of work - Clause 4(3).

(I)	Collective Agreements which directly affect the Executive’s terms and conditions - none.